FOR IMMEDIATE RELEASE                                                                               SCOTT J. DUNCAN
                                                                                                    FX Energy, Inc.
October 4, 2006                                                                      3006 Highland Drive, Suite 206
                                                                                         Salt Lake City, Utah 84106
                                                                                  (801) 486-5555 Fax (801) 486-5575
                                                                                                   www.fxenergy.com

FX Energy Updates Progress at IPAA Oil and Gas Symposium

Salt Lake City, October 4, 2006 – FX Energy, Inc. (NASDAQ:FXEN) David Pierce, President and CEO of FX Energy today provided an update on the Company’s progress with its Poland operations at the IPAA Oil and Gas Symposium in San Francisco. Mr. Pierce discussed the Company’s current operations and new developments on its 250,000 acre Wilga concession and its Fences I and II leaseholdings that encompass approximately 1,500 square miles (940,000 gross acres) of western Poland’s Permian Basin.

Update of Current Operations

Wilga-2 Well Production
Production from the Wilga-2 well is currently in the start-up phase and three productive zones are being evaluated separately. When the well goes into full production later this month, the well should meet or exceed the Company’s earlier estimates of 4 million cubic feet of gas and 160 barrels of condensate per day and estimated annual revenue of $6 million per year to the Company’s 82% interest. In addition, market conditions in Poland have resulted in higher than originally estimated gas prices.

Emphasizing the importance of FX Energy’s production from the Wilga well in Poland, Mr. Pierce stated, “the production from the Wilga well is a significant event for the Company and its shareholders; this single well will more than cover our entire overhead structure, as well as making a meaningful contribution to our ongoing exploration efforts in Poland.”

The Company plans to update shareholders about production rates and current gas pricing as soon as flow rates have stabilized in the next few weeks.

Zaniemysl-3 Well Production
The Zaniemysl-3 well gas production facility has been completed and is about to begin initial production. When in full production the well is projected to flow at 10 million cubic feet of gas per day and was expected to generate approximately $2 million per year to FX Energy’s 24.5% interest, based upon earlier lower gas prices. The Company plans to test both the Zaniemysl and Wilga wells after six months to determine the potential for offset wells.

Sroda Area 3-D Acquisition
Field work is underway to acquire 100 square km of 3-D seismic on several structures around the Sroda-4 discovery well in Fences II. FX Energy and the Polish Oil and Gas Company (PGNiG) plan to drill appraisal wells on the new seismic the second half of 2007.

Drilling Operations: Winna Gora, Roszkow Exploratory Wells
The Winna Gora well is waiting on rig parts and is currently anticipated to spud in the next week or two. Winna Gora is a stand-alone structure on new 2-D seismic with an estimated potential of 20 to 50 bcf. Results of the Winna Gora well are expected early in the first quarter of 2007.

The Roszkow well is on trend with the Zaniemysl-3 discovery and similar high porosity and permeability reservoir properties are anticipated. The Roszkow structure has potential for an estimated 30 to 60 bcf accumulation. Roszkow should begin drilling in the fourth quarter of 2006. PGNiG is the operator on both of the Winna Gora and Roszkow wells with a 51% interest; FX Energy owns the remaining 49%.

New Developments

Pinchout Area
FX Energy is reviewing a proposal from its partner PGNiG, to acquire 3-D seismic over a portion of the Pinch-out area in Fences I in early 2007. This proposal is based upon gas in the Rusocin and Lugi wells and on the recent extension of PGNiG’s Paproc field toward the Company’s Fences I area.

Reef Play
Based upon newly acquired and interpreted 2-D seismic data, FX Energy and its 51% partner in the Fences area have identified a potential Ca2 buildup. The Dolomite reservoir produces both oil and gas in other fields in Poland including PGNiG’s major discoveries at BMB and Lubiatow. Additional work to determine the next step in the exploration of this area is underway.

Hinge-line Area
A tectonically complex but high potential area referred to as the Hinge-line that sits along the basin edge in the Fences II area is being evaluated to determine whether to shoot 3-D seismic over the area or to drill one well prior to 3-D acquisition.

About FX Energy

FX Energy, Inc. holds a land position of 250,000 acres around its Wilga discovery and over 1.7 million acres in a known hydrocarbon region in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.